Exhibit 99.1

For Immediate Release

Contact:

Inspire Pharmaceuticals, Inc.

Jenny Kobin

Senior Director, Investor Relations

(919) 941-9777 Extension 219

INSPIRE SUBMITS AMENDMENT TO NEW DRUG APPLICATION FOR

DIQUAFOSOL FOR THE TREATMENT OF DRY EYE

DURHAM, NC – June 1, 2005 – Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today announced the submission of an amendment to its New Drug Application (NDA) filed in 2003 with the U.S. Food and Drug Administration (FDA) for approval to market diquafosol tetrasodium for the treatment of dry eye disease.

Diquafosol is a formulation of a dinucleotide discovered by Inspire scientists, which functions as an agonist at the P2Y2 receptor, stimulating the release of natural tear components targeting all three mechanisms of action involved in tear secretion – mucin, lipids and fluid.

Inspire previously filed an NDA with the FDA for diquafosol for the treatment of dry eye disease in June 2003 and received an approvable letter from the FDA in December 2003. Since the initial submission of the NDA, Inspire has completed two additional diquafosol Phase 3 clinical trials, trials 108 and 109, which included a total of more than 800 patients. The focus of the NDA amendment is on multiple analyses of ocular surface staining, including corneal staining and conjunctival staining, from Inspire’s diquafosol clinical program.

Gary N. Foulks, M.D., Professor of Ophthalmology, Department of Ophthalmology and Vision Science, University of Louisville School of Medicine, and dry eye expert commented, “Dry eye disease is an extremely challenging disease to study and treat. Among the various ways to measure dry eye disease, ocular surface staining is well-recognized by clinicians as a hallmark of the disease.”

“Dry eye is a painful and irritating condition that afflicts more than nine million people in North America,” stated Christy L. Shaffer, Ph.D., CEO of Inspire. “Inspire remains committed to addressing this significant medical need. We believe that our NDA amendment contains a strong body of evidence demonstrating the efficacy and tolerability of diquafosol, which has now been evaluated in clinical trials involving over 2,000 patients. We expect that the FDA will act on our submission within six months.”

In addition, Inspire and its partner, Allergan, Inc. (NYSE: AGN) have researched and submitted a trade name for diquafosol in the NDA amendment for FDA consideration.

About Dry Eye Disease

Dry eye disease is characterized by insufficient tears and lubrication for adequate protection of the

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cornea. Symptoms include pain, burning, foreign body sensation and light sensitivity. It is estimated, based on an extrapolation from U.S. data, that dry eye disease affects approximately thirty million people in the eight major international prescription pharmaceutical markets, of which nine million are in North America. Dry eye disease can be caused by various factors including eye stress, aging, environmental factors, autoimmune disorders and various medications. Since dry eye disease is more prevalent among the elderly and post-menopausal women, this market is expected to grow as populations age.

Developed and marketed by Allergan, Inc., Restasis® (cyclosporine ophthalmic emulsion) 0.05% is the first approved prescription product in the U.S. for dry eye disease. It is indicated to increase tear production in patients whose tear production is presumed to be suppressed due to ocular inflammation associated with keratoconjunctivitis sicca, or dry eye disease. In June 2001, Inspire entered into a joint license, development and marketing agreement with Allergan to develop and commercialize diquafosol for the treatment of dry eye disease. The agreement also allows Inspire to co-promote Restasis for the treatment of dry eye disease in the U.S.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease and cardiovascular disease. Inspire’s U.S. specialty sales force promotes Elestat® (epinastine HCl ophthalmic solution) 0.05% and Restasis® (cyclosporine ophthalmic emulsion) 0.05%, ophthalmology products developed by Inspire’s partner, Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration (FDA). There is no guarantee that the additional data from the clinical trials that have been completed since Inspire’s NDA filing in June 2003 will be sufficient for approval of diquafosol by the FDA. It may be necessary for Inspire to conduct additional clinical trials of diquafosol and there is no guarantee that any additional clinical trials will be successful or that the FDA will approve diquafosol. There is no guarantee that the information included in the amendment to the NDA, including the additional data from the clinical trials that have been completed since Inspire’s NDA filing in June 2003, will be sufficient for approval of diquafosol by the FDA. It may be necessary for Inspire to conduct additional clinical trials of diquafosol and there is no guarantee that Inspire

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would undertake any additional clinical trial, if necessary, that any additional clinical trials will be successful, or that the FDA will ever approve diquafosol. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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